UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 5)*

Clovis Oncology, Inc.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

189464100

(CUSIP Number)

December 31, 2014

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	Names of Reporting Persons. Versant Side Fund IV, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 5,100 shares of Common Stock (2)

	6	Shared Voting Power 0 shares

	7	Sole Dispositive Power 5,100 shares of Common Stock (2)

	8	Shared Dispositive Power 0 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 5,100 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.1% (3)

12	Type of Reporting Person* PN

(1)   This Schedule 13G is filed by Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Rebecca B. Robertson (“RBR”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Thomas F. Woiwode (“TFW”) and Kirk G. Nielsen (“KGN” and together with VSF IV, VVC IV, VV IV, BGA, SDC, RAJ, WJL, RBR, BJB, CMW, RLP and TFW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   VV IV serves as the sole general partner of VSF IV and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, RBR, BJB, CMW, RLP, TFW and KGN are managing directors and/or members of VV IV and share voting and dispositive power over the shares held by VSF IV; however, they disclaim beneficial ownership of the shares held by VSF IV except to the extent of their pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2014.

(3)   This percentage is calculated based upon 33,964,440 shares of Common Stock outstanding as of October 31, 2014 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 7, 2014.

1	Names of Reporting Persons. Versant Venture Capital IV, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 809,733 shares of Common Stock (2)

	6	Shared Voting Power 0 shares

	7	Sole Dispositive Power 809,733 shares of Common Stock (2)

	8	Shared Dispositive Power 0 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 809,733 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 2.4% (3)

12	Type of Reporting Person* PN

(1)   This Schedule 13G is filed by Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Rebecca B. Robertson (“RBR”),  Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Thomas F. Woiwode (“TFW”) and Kirk G. Nielsen (“KGN” and together with VSF IV, VVC IV, VV IV, BGA, SDC, RAJ, WJL, RBR, BJB, CMW, RLP and TFW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   VV IV serves as the sole general partner of VVC IV and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, RBR, BJB, CMW, RLP, TFW and KGN are managing directors and/or members of VV IV and share voting and dispositive power over the shares held by VVC IV; however, they disclaim beneficial ownership of the shares held by VVC IV except to the extent of their pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2014.

(3)   This percentage is calculated based upon 33,964,440 shares of Common Stock outstanding as of October 31, 2014 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 7, 2014.

1	Names of Reporting Persons Versant Ventures IV, LLC

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 814,833 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 814,833 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 814,833 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 2.4% (3)

12	Type of Reporting Person* OO

(1)   This Schedule 13G is filed by Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Rebecca B. Robertson (“RBR”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Thomas F. Woiwode (“TFW”) and Kirk G. Nielsen (“KGN” and together with VSF IV, VVC IV, VV IV, BGA, SDC, RAJ, WJL, RBR, BJB, CMW, RLP and TFW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   Includes: (i) 5,100 shares held by VSF IV and (ii) 809,733 shares held by VVC IV.  BGA, SDC, RAJ, WJL, RBR, BJB, CMW, RLP, TFW and KGN are managing directors and/or members of VV IV and share voting and dispositive power over the shares held by VVC IV and VSF IV; however, they disclaim beneficial ownership of the shares held by VVC IV and VSF IV except to the extent of their pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2014.

(3)   This percentage is calculated based upon 33,964,440 shares of Common Stock outstanding as of October 31, 2014 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 7, 2014.

1	Names of Reporting Persons Brian G. Atwood

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 91,630 shares (2)

	6	Shared Voting Power 814,833 shares of Common Stock (3)

	7	Sole Dispositive Power 91,630 shares (2)

	8	Shared Dispositive Power 814,833 shares of Common Stock (3)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 906,463 shares of Common Stock (2)(3)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 2.7% (4)

12	Type of Reporting Person* IN

(1)   This Schedule 13G is filed by Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Rebecca B. Robertson (“RBR”) Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Thomas F. Woiwode (TFW”) and Kirk G. Nielsen (“KGN” and together with VSF IV, VVC IV, VV IV, BGA, SDC, RAJ, WJL, RBR, BJB, CMW,  RLP and TFW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   Includes (i) 13,355 shares held by Atwood-Edminster Trust dtd 4/2/2000 for the benefit of BGA and (ii) options to purchase 78,275 shares of Common Stock which are exercisable within 60 day of December 31, 2014.

(3)   Includes: (i) 5,100 shares held by VSF IV; and (ii) 809,733 shares held by VVC IV.   BGA is a managing director and/or member of VV IV and shares voting and dispositive power over the shares held by VVC IV and VSF IV; however, he disclaims beneficial ownership of the shares held by VVC IV and VSF IV except to the extent of his pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2014.

(4)   This percentage is calculated based upon 33,964,440 shares of Common Stock outstanding as of October 31, 2014 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 7, 2014.

1	Names of Reporting Persons Samuel D. Colella

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 2,808 shares (2)

	6	Shared Voting Power 814,833 shares of Common Stock (3)

	7	Sole Dispositive Power 2,808 shares (2)

	8	Shared Dispositive Power 814,833 shares of Common Stock (3)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 817,641 shares of Common Stock (2)(3)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 2.4% (4)

12	Type of Reporting Person* IN

(1)   This Schedule 13G is filed by Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Rebecca B. Robertson (“RBR”),  Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Thomas F. Woiwode (“TFW”) and Kirk G. Nielsen (“KGN” and together with VSF IV, VVC IV, VV IV, BGA, SDC, RAJ, WJL, RBR, BJB, CMW,  RLP and TFW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   Includes: (i) 676 shares are held by Colella Family Partners for the benefit of SDC; (ii) 2,070 shares held by the Colella Family Trust  UTA Dtd. 9/21/92 for the benefit of SDC; and (iii) 62 shares held by Colella Partners III, L.P. for the benefit of SDC.

(3)   Includes: (i) 5,100 shares held by VSF IV; and (ii) 809,733 shares held by VVC IV.  SDC is a managing director and/or member of VV IV and shares voting and dispositive power over the shares held by VVC IV and VSF IV; however, he disclaims beneficial ownership of the shares held by VVC IV and VSF IV except to the extent of his pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2014.

(4)   This percentage is calculated based upon 33,964,440 shares of Common Stock outstanding as of October 31, 2014 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 7, 2014.

1	Names of Reporting Persons Ross A. Jaffe

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 21,449 shares (2)

	6	Shared Voting Power 814,833 shares of Common Stock (3)

	7	Sole Dispositive Power 21,449 shares (2)

	8	Shared Dispositive Power 814,833 shares of Common Stock (3)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 836,282 shares of Common Stock (2)(3)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 2.5% (4)

12	Type of Reporting Person* IN

(1)   This Schedule 13G is filed by Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Rebecca B. Robertson (“RBR”) Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Thomas F. Woiwode (“TFW”) and Kirk G. Nielsen (“KGN” and together with VSF IV, VVC IV, VV IV, BGA, SDC, RAJ, WJL, RBR, BJB, CMW, RLP and TFW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   The shares are held by Jaffe Family Trust dtd 7/9/91 for the benefit of RAJ.

(3)   Includes: (i) 5,100 shares held by VSF IV; and (ii) 809,733 shares held by VVC IV.  RAJ is a managing director and/or member of VV IV and shares voting and dispositive power over the shares held by VVC IV and VSF IV; however, he disclaims beneficial ownership of the shares held by VVC IV and VSF IV except to the extent of his pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2014.

(4)   This percentage is calculated based upon 33,964,440 shares of Common Stock outstanding as of October 31, 2014 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 7, 2014.

1	Names of Reporting Persons William J. Link

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 23,203 shares (2)

	6	Shared Voting Power 814,833 shares of Common Stock (3)

	7	Sole Dispositive Power 23,203 shares (2)

	8	Shared Dispositive Power 814,833 shares of Common Stock (3)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 838,036 shares of Common Stock (2)(3)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 2.5% (4)

12	Type of Reporting Person* IN

(1)   This Schedule 13G is filed by Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Rebecca B. Robertson (“RBR”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Thomas F. Woiwode (“TFW”) and Kirk G. Nielsen (“KGN” and together with VSF IV, VVC IV, VV IV, BGA, SDC, RAJ, WJL, RBR, BJB, CMW,  RLP and TFW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   The shares are held by Link Investments VVIV, L.P. for the benefit of WJL.

(3)   Includes: (i) 5,100 shares held by VSF IV; and (ii) 809,733 shares held by VVC IV.  WJL is a managing director and/or member of VV IV and VSF IV and shares voting and dispositive power over the shares held by VVC IV and VSF IV; however, he disclaims beneficial ownership of the shares held by VVC IV and VSF IV except to the extent of his pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2014.

(4)   This percentage is calculated based upon 33,964,440 shares of Common Stock outstanding as of October 31, 2014 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 7, 2014.

1	Names of Reporting Persons Rebecca B. Robertson

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 3,980 shares (2)

	6	Shared Voting Power 814,833 shares of Common Stock (3)

	7	Sole Dispositive Power 3,980 shares (2)

	8	Shared Dispositive Power 814,833 shares of Common Stock (3)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 818,813 shares of Common Stock (2)(3)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 2.4% (4)

12	Type of Reporting Person* IN

(1)   This Schedule 13G is filed by Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Rebecca B. Robertson (“RBR”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Thomas F. Woiwode (“TFW”) and Kirk G. Nielsen (“KGN” and together with VSF IV, VVC IV, VV IV, BGA, SDC, RAJ, WJL, RBR, BJB, CMW, RLP and TFW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   The shares are held by Robertson Family Trust U/D/T 5/7/98 for the benefit of RBR.

(3)   Includes: (i) 5,100 shares held by VSF IV; and (ii) 809,733 shares held by VVC IV.   RBR is a managing director and/or member of VV IV and VSF IV and shares voting and dispositive power over the shares held by VVC IV and VSF IV; however, she disclaims beneficial ownership of the shares held by VVC IV and VSF IV except to the extent of her pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2014.

(4)   This percentage is calculated based upon 33,964,440 shares of Common Stock outstanding as of October 31, 2014 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 7, 2014.

1	Names of Reporting Persons Bradley J. Bolzon

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 23,098 shares (2)

	6	Shared Voting Power 814,833 shares of Common Stock (3)

	7	Sole Dispositive Power 23,098 shares (2)

	8	Shared Dispositive Power 814,833 shares of Common Stock (3)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 837,931 shares of Common Stock (2)(3)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 2.5% (4)

12	Type of Reporting Person* IN

(1)   This Schedule 13G is filed by Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Rebecca B. Robertson (“RBR”),  Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Thomas F. Woiwode (“TFW”) and Kirk G. Nielsen (“KGN” and together with VSF IV, VVC IV, VV IV, BGA, SDC, RAJ, WJL, RBR, BJB, CMW, RLP and TFW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   The shares are held by BJB.

(3)   Includes: (i) 5,100 shares held by VSF IV; and (ii) 809,733 shares held by VVC IV.  BJB is a managing director and/or member of VV IV and shares voting and dispositive power over the shares held by VVC IV and VSF IV; however, he disclaims beneficial ownership of the shares held by VVC IV and VSF IV except to the extent of his pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2014.

(4)   This percentage is calculated based upon 33,964,440 shares of Common Stock outstanding as of October 31, 2014 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 7, 2014.

1	Names of Reporting Persons Charles M. Warden

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 15,637 shares (2)

	6	Shared Voting Power 814,833 shares of Common Stock (3)

	7	Sole Dispositive Power 15,637 shares (2)

	8	Shared Dispositive Power 814,833 shares of Common Stock (3)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 830,470 shares of Common Stock (2)(3)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 2.5% (4)

12	Type of Reporting Person* IN

(1)   This Schedule 13G is filed by Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Rebecca B. Robertson (“RBR”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Thomas F. Woiwode (“TFW”) and Kirk G. Nielsen (“KGN” and together with VSF IV, VVC IV, VV IV, BGA, SDC, RAJ, WJL, RBR, BJB, CMW,  RLP and TFW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   The shares are held by CMW.

(3)   Includes: (i) 5,100 shares held by VSF IV; and (ii) 809,733 shares held by VVC IV.  CMW is a managing director and/or member of VV IV and shares voting and dispositive power over the shares held by VVC IV and VSF IV; however, he disclaims beneficial ownership of the shares held by VVC IV and VSF IV except to the extent of his pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2014.

(4)   This percentage is calculated based upon 33,964,440 shares of Common Stock outstanding as of October 31, 2014 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 7, 2014.

1	Names of Reporting Persons Robin L. Praeger

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 7,798 shares (2)

	6	Shared Voting Power 814,833 shares of Common Stock (3)

	7	Sole Dispositive Power 7,798 shares (2)

	8	Shared Dispositive Power 814,833 shares of Common Stock (3)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 822,631 shares of Common Stock (2)(3)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 2.4% (4)

12	Type of Reporting Person* IN

(1)   This Schedule 13G is filed by Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Rebecca B. Robertson (“RBR”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Thomas F. Woiwode (“TFW”) and Kirk G. Nielsen (“KGN” and together with VSF IV, VVC IV, VV IV, BGA, SDC, RAJ, WJL, RBR, BJB, CMW, RLP and TFW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   The shares are held by Robin and Lisa Praeger for the benefit of RLP.

(3)   Includes: (i) 5,100 shares held by VSF IV; and (ii) 809,733 shares held by VVC IV.  RLP is a managing director and/or member of VV IV and shares voting and dispositive power over the shares held by VVC IV and VSF IV; however, he disclaims beneficial ownership of the shares held by VVC IV and VSF IV except to the extent of his pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2014.

(4)   This percentage is calculated based upon 33,964,440 shares of Common Stock outstanding as of October 31, 2014 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 7, 2014.

1	Names of Reporting Persons Kirk G. Nielsen

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 5,758 shares (2)

	6	Shared Voting Power 814,833 shares of Common Stock (3)

	7	Sole Dispositive Power 5,758 shares (2)

	8	Shared Dispositive Power 814,833 shares of Common Stock (3)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 820,591 shares of Common Stock (2)(3)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 2.4% (4)

12	Type of Reporting Person* IN

(1)   This Schedule 13G is filed by Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Rebecca B. Robertson (“RBR”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Thomas F. Woiwode (“TFW”) and Kirk G. Nielsen (“KGN” and together with VSF IV, VVC IV, VV IV, BGA, SDC, RAJ, WJL, RBR, BJB, CMW, RLP and TFW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   The shares are held by KGN.

(3)   Includes: (i) 5,100 shares held by VSF IV; and (ii) 809,733 shares held by VVC IV.  KGN is a managing director and/or member of VV IV and shares voting and dispositive power over the shares held by VVC IV and VSF IV; however, he disclaims beneficial ownership of the shares held by VVC IV and VSF IV except to the extent of his pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2014.

(4)   This percentage is calculated based upon 33,964,440 shares of Common Stock outstanding as of October 31, 2014 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 7, 2014.

1	Names of Reporting Persons Thomas F. Woiwode

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 2,584 shares (2)

	6	Shared Voting Power 814,833 shares of Common Stock (3)

	7	Sole Dispositive Power 2,584 shares (2)

	8	Shared Dispositive Power 814,833 shares of Common Stock (3)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 817,417 shares of Common Stock (2)(3)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 2.4% (4)

12	Type of Reporting Person* IN

(1)   This Schedule 13G is filed by Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Rebecca B. Robertson (“RBR”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Thomas F. Woiwode (“TFW”) and Kirk G. Nielsen (“KGN” and together with VSF IV, VVC IV, VV IV, BGA, SDC, RAJ, WJL, RBR, BJB, CMW, RLP and TFW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   The shares are held by TFW.

(3)   Includes: (i) 5,100 shares held by VSF IV; and (ii) 809,733 shares held by VVC IV.  TFW is a managing director and/or member of VV IV and shares voting and dispositive power over the shares held by VVC IV and VSF IV; however, he disclaims beneficial ownership of the shares held by VVC IV and VSF IV except to the extent of his pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2014.

(4)   This percentage is calculated based upon 33,964,440 shares of Common Stock outstanding as of October 31, 2014 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 7, 2014.

Introductory Note: This Statement on Schedule 13G is filed on behalf of the Reporting Persons, in respect of shares of Common Stock, par value $0.001 per share (“Common Stock”), of Clovis Oncology, Inc. (the “Issuer”).

Item 1
	(a)	Name of Issuer: Clovis Oncology, Inc.
Address of Issuer’s Principal Executive Offices: 2525 28th Street, Suite 100 Boulder, Colorado 80301

Item 2
(a)

Name of Person(s) Filing:

Versant Side Fund IV, L.P. (VSF IV”)

Versant Venture Capital IV, L.P. (“VVC IV”)

Versant Ventures IV, LLC (“VV IV”)

Brian G. Atwood (“BGA”)

Samuel D. Colella (“SDC”)

Ross A. Jaffe (“RAJ”)

William J. Link (“WJL”)

Rebecca B. Robertson (“RBR”)

Bradley J. Bolzon (“BJB”)

Charles M. Warden (“CMW”)

Robin L. Praeger (“RLP”)

Thomas F. Woiwode (“TFW”)

Kirk G. Nielsen (“KGN”)

	(b)	Address of Principal Business Office: c/o Versant Ventures One Sansome Street, Suite 3630 San Francisco, CA 94104
	(b)	Citizenship:

		Entities:	VSF IV	-	Delaware, United States of America
			VVC IV	-	Delaware, United States of America
			VV IV	-	Delaware, United States of America

		Individuals:	BGA	-	United States of America
			SDC	-	United States of America
			RAJ	-	United States of America
			WJL	-	United States of America
			RBR	-	United States of America
			BJB	-	Canada
			CMW	-	United States of America
			RLP	-	United States of America
			TFW	-	United States of America
			KGN	-	United States of America
	(d)	Title of Class of Securities: Common Stock
	(e)	CUSIP Number: 189464100

Item 3	Not applicable.

Item 4	Ownership.
The following information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2014:

Reporting Persons (1)	Shares Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class (2)
VSF IV	5,100	5,100	0	5,100	0	5,100	0.1%
VVC IV	809,733	809,733	0	809,733	0	809,733	2.4%
VV IV	0	0	814,833	0	814,833	814,833	2.4%
BGA	91,630	91,630	814,833	91,630	814,833	906,463	2.7%
SDC	2,808	2,808	814,833	2,808	814,833	817,641	2.4%
RAJ	21,449	21,449	814,833	21,449	814,833	836,282	2.5%
WJL	23,203	23,203	814,833	23,203	814,833	838,036	2.5%
RBR	3,980	3,980	814,833	3,980	814,833	818,813	2.4%
BJB	23,098	23,098	814,833	23,098	814,833	837,931	2.5%
CMW	15,637	15,637	814,833	15,637	814,833	830,470	2.5%
RLP	7,798	7,798	814,833	7,798	814,833	822,631	2.4%
TFW	2,584	2,584	814,833	2,854	814,833	817,417	2.4%
KGN	5,758	5,758	814,833	5,758	814,833	820,591	2.4%

(1) VV IV serves as the sole general partner of VSF IV and VVC IV and owns no securities of the Issuer directly.  BGA, SDC, RAJ, WJL, RBR, BJB, CMW, RLP, TFW and KGN are managing directors and/or members of VV IV and share voting and dispositive power over the shares held by VSF IV and VVC IV; however, they disclaim beneficial ownership of the shares held by VSF IV and VVC IV except to the extent of their pecuniary interests therein.

(2) This percentage is calculated based upon 33,964,440 shares of Common Stock outstanding as of October 31, 2014 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 7, 2014.

Item 5	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof, the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following:   ☒

Item 6	Ownership of More than Five Percent on Behalf of Another Person.
See Items 2(a) and 4.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable.

Item 8	Identification and Classification of Members of the Group.
Not applicable.

Item 9	Notice of Dissolution of Group.
Not applicable.

Item 10	Certification.
Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015

Versant Side Fund IV, L.P.

By:	Versant Ventures IV, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Venture Capital IV, L.P.

By:	Versant Ventures IV, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Ventures IV, LLC

By:	/s/ Robin L. Praeger
Managing Member

/s/ Robin L. Praeger as attorney in fact
Brian G. Atwood

/s/ Robin L. Praeger as attorney in fact
Samuel D. Colella

/s/ Robin L. Praeger as attorney in fact
Ross A. Jaffe

/s/ Robin L. Praeger as attorney in fact
William J. Link

/s/ Robin L. Praeger as attorney in fact
Rebecca B. Robertson

/s/ Robin L. Praeger as attorney in fact
Bradley J. Bolzon

/s/ Robin L. Praeger as attorney in fact
Charles M. Warden

/s/ Robin L. Praeger
Robin L. Praeger

/s/ Robin L. Praeger as attorney in fact
Kirk G. Nielsen

/s/ Robin L. Praeger as attorney in fact
Thomas F. Woiwode

Exhibit(s):

A - Joint Filing Statement

EXHIBIT A

JOINT FILING STATEMENT

We, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) relating to the Common Stock of Clovis Oncology, Inc. is filed on behalf of each of us.

Dated: February 13, 2015

Versant Side Fund IV, L.P.

By:	Versant Ventures IV, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Venture Capital IV, L.P.

By:	Versant Ventures IV, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Ventures IV, LLC

By:	/s/ Robin L. Praeger
Managing Member

/s/ Robin L. Praeger as attorney in fact
Brian G. Atwood

/s/ Robin L. Praeger as attorney in fact
Samuel D. Colella

/s/ Robin L. Praeger as attorney in fact
Ross A. Jaffe

/s/ Robin L. Praeger as attorney in fact
William J. Link

/s/ Robin L. Praeger as attorney in fact
Rebecca B. Robertson

/s/ Robin L. Praeger as attorney in fact
Bradley J. Bolzon

/s/ Robin L. Praeger as attorney in fact
Charles M. Warden

/s/ Robin L. Praeger
Robin L. Praeger

/s/ Robin L. Praeger as attorney in fact
Kirk G. Nielsen

/s/ Robin L. Praeger as attorney in fact
Thomas F. Woiwode